Exhibit 99.1

Waterloo House, Ground Floor
100 Pitts Bay Road
Pembroke HM 08 Bermuda
441-278-9250 441-278-9255 fax
PRESS RELEASE	CONTACT:
NASDAQ Symbol ACGL	Mark D. Lyons
For Immediate Release	Executive Vice President and
Chief Financial Officer

ARCH CAPITAL GROUP LTD. REPORTS 2015 FOURTH QUARTER RESULTS

HAMILTON, BERMUDA, February 9, 2016 -- Arch Capital Group Ltd. (NASDAQ: ACGL) reports that net income available to Arch common shareholders for the 2015 fourth quarter was $53.1 million, or $0.42 per share, compared to $209.7 million, or $1.60 per share, for the 2014 fourth quarter. The Company also reported after-tax operating income available to Arch common shareholders of $143.6 million, or $1.15 per share, for the 2015 fourth quarter, compared to $150.2 million, or $1.15 per share, for the 2014 fourth quarter. The Company’s after-tax operating income available to Arch common shareholders represented an annualized return on average common equity of 9.8% for the 2015 fourth quarter, compared to 10.4% for the 2014 fourth quarter. For the year ended December 31, 2015, after-tax operating income available to Arch common shareholders produced a 9.7% return on average common equity while net income available to Arch common shareholders produced an 8.8% return on average common equity. The Company’s book value per common share was $47.95 at December 31, 2015, a 0.6% increase from $47.68 per share at September 30, 2015 and a 5.2% increase from $45.58 per share at December 31, 2014.

After-tax operating income or loss available to Arch common shareholders, a non-GAAP measure, is defined as net income available to Arch common shareholders, excluding net realized gains or losses, net impairment losses recognized in earnings, equity in net income or loss of investment funds accounted for using the equity method and net foreign exchange gains or losses, net of income taxes. See ‘Comments on Regulation G’ for a further discussion of after-tax operating income or loss available to Arch common shareholders. All earnings per share amounts discussed in this release are on a diluted basis.

The following table summarizes the Company’s underwriting results, excluding amounts related to the ‘other’ segment (i.e., results of Watford Re). Although the Company owns approximately 11% of Watford Re’s common equity, pursuant to generally accepted accounting principles, it consolidates the results of Watford Re in its financial statements. All discussions of line items in this release exclude amounts related to the ‘other’ segment. For segment results reflecting the contribution of the ‘other’ segment, see pages 10 to 13 of the Company’s Financial Supplement dated December 31, 2015.

(U.S. dollars in thousands)	Three Months Ended December 31,			Year Ended December 31,
	2015	2014	% Change	2015	2014	% Change
Gross premiums written	$1,031,341	$1,069,932	(3.6)	$4,656,723	$4,760,394	(2.2)
Net premiums written	738,798	804,836	(8.2)	3,351,572	3,617,482	(7.4)
Net premiums earned	824,283	869,604	(5.2)	3,336,053	3,490,271	(4.4)
Underwriting income	116,700	114,300	2.1	433,216	474,178	(8.6)
Underwriting Ratios			% Point Change			% Point Change
Loss ratio	51.2%	52.8%	(1.6)	53.2%	53.0%	0.2
Acquisition expense ratio	16.7%	18.4%	(1.7)	17.0%	18.0%	(1.0)
Other operating expense ratio	18.9%	16.3%	2.6	17.8%	15.8%	2.0
Combined ratio	86.8%	87.5%	(0.7)	88.0%	86.8%	1.2

The following table summarizes, on an after-tax basis, the Company’s consolidated financial data, including a reconciliation of after-tax operating income available to Arch common shareholders to net income available to Arch common shareholders and related diluted per share results:

(U.S. dollars in thousands, except share data)	Three Months Ended		Year Ended
	December 31,		December 31,
	2015	2014	2015	2014
After-tax operating income available to Arch common shareholders	$143,599	$150,184	$565,199	$617,312
Net realized gains (losses), net of tax	(93,419)	26,847	(117,607)	122,863
Net impairment losses recognized in earnings, net of tax	(7,336)	(3,837)	(20,116)	(30,150)
Equity in net income (loss) of investment funds accounted for using the equity method, net of tax	5,247	2,252	24,519	19,235
Net foreign exchange gains (losses), net of tax	5,003	34,233	63,805	83,157
Net income available to Arch common shareholders	$53,094	$209,679	$515,800	$812,417

Diluted per common share results:
After-tax operating income available to Arch common shareholders	$1.15	$1.15	$4.48	$4.58
Net realized gains (losses), net of tax	(0.75)	0.21	(0.93)	0.91
Net impairment losses recognized in earnings, net of tax	(0.06)	(0.03)	(0.16)	(0.22)
Equity in net income (loss) of investment funds accounted for using the equity method, net of tax	0.04	0.01	0.19	0.14
Net foreign exchange gains (losses), net of tax	0.04	0.26	0.51	0.61
Net income available to Arch common shareholders	$0.42	$1.60	$4.09	$6.02

Weighted average common shares and common share equivalents outstanding - diluted	125,311,942	130,855,218	126,038,743	134,922,322

The Company’s investment portfolio continues to be comprised primarily of high quality fixed income securities with an average credit quality of “AA/Aa2.” The average effective duration of the Company’s investment portfolio was 3.43 years at December 31, 2015, compared to 3.34 years at December 31, 2014. Including the effects of foreign exchange, total return on the Company’s investment portfolio was (0.33)% for the 2015 fourth quarter, compared to 0.85% for the 2014 fourth quarter. Excluding the effects of foreign exchange, total return was (0.10)% for the 2015 fourth quarter, compared to 1.34% for the 2014 fourth quarter. Total return for the 2015 fourth quarter primarily reflected negative returns on fixed income, both investment-grade and non investment-grade, partially offset by positive returns on equities.

Net investment income for the 2015 fourth quarter was $0.53 per share, or $67.0 million, compared to $0.56 per share, or $72.6 million, for the 2014 fourth quarter, and $0.54 per share, or $67.3 million, for the 2015 third quarter. The annualized pre-tax investment income yield was 2.02% for the 2015 fourth quarter, compared to 2.16% for the 2014 fourth quarter and 2.04% for the 2015 third quarter. Such yields reflect the effects of low prevailing interest rates available in the market and the Company’s investment strategy, which puts an emphasis on total return. Cash flow provided by operating activities was $98.5 million for the 2015 fourth quarter, compared to $226.9 million for the 2014 fourth quarter, primarily reflecting a lower level of gross premiums collected and an increase in net outflows to Watford Re and other reinsurers.

On a pre-tax basis, net foreign exchange gains for the 2015 fourth quarter were $2.3 million, compared to net foreign exchange gains for the 2014 fourth quarter of $34.5 million. For both periods, such amounts were primarily unrealized and resulted from the effects of revaluing the Company’s net insurance liabilities required to be settled in foreign currencies at each balance sheet date. Changes in the value of available-for-sale investments held in foreign currencies due to foreign currency rate movements are reflected as a direct increase or decrease to shareholders’ equity and are not included in the consolidated statements of income. The Company has not matched a portion of its projected liabilities in foreign currencies with investments in the same currencies and may not match such amounts in future periods, which could increase the Company’s exposure to foreign currency fluctuations and increase the volatility of the Company’s shareholders’ equity.

The Company’s effective tax rate on income before income taxes was 15.4% for the 2015 fourth quarter and 7.0% for the year ended December 31, 2015, compared to 2.5% for the 2014 fourth quarter and 2.7% for 2014. The

Company’s effective tax rate on pre-tax operating income available to Arch shareholders was 6.9% for the 2015 fourth quarter and 5.1% for the year ended December 31, 2015, compared to 1.7% for the 2014 fourth quarter and 2.4% for 2014. The Company’s effective tax rate fluctuates based upon the relative mix of income or loss reported by jurisdiction and the varying tax rates in each jurisdiction. The increase to the effective tax rate in the 2015 fourth quarter reduced the Company’s after-tax results by $2.9 million, or $0.02 per share.

At December 31, 2015, total capital available to Arch of $7.10 billion consisted of $791.3 million of senior notes, representing 11.2% of the total, $100.0 million of revolving credit agreement borrowings, representing 1.4% of the total, $325.0 million of preferred shares, representing 4.6% of the total, and common shareholders’ equity of $5.88 billion, representing 82.9% of the total. At September 30, 2015, total capital available to Arch of $7.05 billion consisted of $791.3 million of senior notes, representing 11.2% of the total, $100.0 million of revolving credit agreement borrowings, representing 1.4% of the total, $325.0 million of preferred shares, representing 4.6% of the total, and common shareholders’ equity of $5.84 billion, representing 82.8% of the total.

The Company will hold a conference call for investors and analysts at 11:00 a.m. Eastern Time on February 10, 2016. A live webcast of this call will be available via the Investors section of the Company’s website at
http://www.archcapgroup.com. A telephone replay of the conference call also will be available beginning on February 10, 2016 at 2:00 p.m. Eastern Time until February 17, 2016 at midnight Eastern Time. To access the replay, domestic callers should dial 855-859-2056, and international callers should dial 404-537-3406
(passcode 21574259 for all callers).

Please refer to the Company’s Financial Supplement dated December 31, 2015, which is available via the Investors section of the Company’s website at http://www.archcapgroup.com. The Financial Supplement provides additional detail regarding the financial performance of the Company. From time to time, the Company posts additional financial information and presentations to its website, including information with respect to its subsidiaries. Investors and other recipients of this information are encouraged to check the Company’s website regularly for additional information regarding the Company.

Arch Capital Group Ltd., a Bermuda-based company with approximately $7.10 billion in capital at December 31, 2015, provides insurance and reinsurance on a worldwide basis through its wholly owned subsidiaries.

Supplemental Information

Book Value Per Common Share

(U.S. dollars in thousands, except share data)	December 31, 2015	December 31, 2014
Calculation of book value per common share:
Total shareholders’ equity available to Arch	$6,204,881	$6,130,053
Less preferred shareholders’ equity	325,000	325,000
Common shareholders’ equity available to Arch	5,879,881	5,805,053
Common shares outstanding, net of treasury shares (1)	122,627,783	127,367,934
Book value per common share	$47.95	$45.58

(1)	Excludes the effects of 7,482,462 and 7,804,033 stock options and 413,364 and 447,073 restricted stock units outstanding at December 31, 2015 and December 31, 2014, respectively.

Investment Information

(U.S. dollars in thousands, except share data)	Three Months Ended		Year Ended
	December 31,		December 31,
	2015	2014	2015	2014
Components of net investment income (1):
Fixed maturities	$58,942	$65,978	$241,389	$257,387
Term loan investments (2)	5,639	4,902	19,290	21,521
Equity securities (dividends)	5,111	4,034	14,339	13,005
Short-term investments	121	244	574	904
Other (3)	8,259	7,122	41,721	28,803
Gross investment income	78,072	82,280	317,313	321,620
Investment expenses	(11,102)	(9,634)	(45,633)	(37,284)
Net investment income	$66,970	$72,646	$271,680	$284,336
Per share	$0.53	$0.56	$2.16	$2.11

Investment income yield, at amortized cost (1) (4):
Pre-tax	2.02%	2.16%	2.06%	2.08%
After-tax	1.82%	2.03%	1.88%	1.94%
Total return (1) (5):
Including effects of foreign exchange	(0.33)%	0.85%	0.41%	3.21%
Excluding effects of foreign exchange	(0.10)%	1.34%	1.62%	4.26%

Cash flow from operations (1)	$98,521	$226,948	$705,128	$997,815

(1)	Excludes amounts related to the ‘other’ segment.

(2)	Included in “investments accounted for using the fair value option” on the Company’s balance sheet.

(3)	Includes income on other investments, funds held balances, cash balances and other.

(4)
Presented on an annualized basis and excluding the impact of investments for which returns are not included within investment income, such as investments accounted for using the equity method and certain equities.

(5)
Includes net investment income, equity in net income or loss of investment funds accounted for using the equity method, net realized gains and losses and the change in unrealized gains or losses generated by the Company’s investment portfolio. Total return is calculated on a pre-tax basis and before investment expenses.

Investment Information (continued)

(U.S. dollars in thousands)	December 31, 2015		December 31, 2014
	Amount	% of Total	Amount	% of Total

Investable assets (1) (2):
Fixed maturities available for sale, at fair value	$10,459,353	71.4	$10,750,770	73.6
Fixed maturities, at fair value (3)	367,780	2.5	377,053	2.6
Fixed maturities pledged under securities lending agreements, at fair value	373,304	2.5	50,802	0.3
Total fixed maturities	11,200,437	76.5	11,178,625	76.6
Short-term investments available for sale, at fair value	587,904	4.0	797,226	5.5
Cash	444,776	3.0	474,247	3.2
Equity securities available for sale, at fair value	618,405	4.2	658,182	4.5
Equity securities, at fair value (3)	798	—	—	—
Equity securities pledged under securities lending agreements, at fair value	10,777	0.1	—	—
Other investments available for sale, at fair value	300,476	2.1	296,224	2.0
Other investments, at fair value (3)	908,809	6.2	878,774	6.0
Investments accounted for using the equity method (4)	592,973	4.0	349,014	2.4
Securities transactions entered into but not settled at the balance sheet date	(20,524)	(0.1)	(32,802)	(0.2)
Total investable assets managed by the Company	$14,644,831	100.0	$14,599,490	100.0

Investment portfolio statistics (1):
Average effective duration (in years)	3.43		3.34
Average credit quality (Standard & Poor’s/Moody’s Investors Service)	AA/Aa2		AA/Aa2
Embedded book yield (before investment expenses)	2.16%		2.18%

(1)	Excludes amounts related to the ‘other’ segment.

(2)	This table excludes the collateral received and reinvested and includes the securities pledged under securities lending agreements, at fair value.

(3)
Represents investments which are carried at fair value under the fair value option and reflected as “investments accounted for using the fair value option” on the Company’s balance sheet. Changes in the carrying value of such investments are recorded in net realized gains or losses.

(4)
Changes in the carrying value of investment funds accounted for using the equity method are recorded as “equity in net income (loss) of investment funds accounted for using the equity method” rather than as an unrealized gain or loss component of accumulated other comprehensive income.

Selected Information on Losses and Loss Adjustment Expenses (1)

(U.S. dollars in thousands)	Three Months Ended		Year Ended
	December 31,		December 31,
	2015	2014	2015	2014
Components of losses and loss adjustment expenses incurred
Paid losses and loss adjustment expenses	$445,914	$428,874	$1,811,456	$1,757,260
Change in unpaid losses and loss adjustment expenses	(23,856)	29,905	(38,212)	91,817
Total losses and loss adjustment expenses	$422,058	$458,779	$1,773,244	$1,849,077

Estimated net (favorable) adverse development in prior year loss reserves, net of related adjustments
Net impact on underwriting results:
Insurance	$(10,561)	$(9,437)	$(40,255)	$(44,087)
Reinsurance	(55,411)	(63,192)	(219,567)	(261,519)
Mortgage	(4,579)	858	(12,464)	(1,005)
Total	$(70,551)	$(71,771)	$(272,286)	$(306,611)
Impact on losses and loss adjustment expenses:
Insurance	$(10,030)	$(12,322)	$(47,246)	$(58,677)
Reinsurance	(59,091)	(66,785)	(224,841)	(267,314)
Mortgage	(4,579)	858	(12,294)	(911)
Total	$(73,700)	$(78,249)	$(284,381)	$(326,902)
Impact on acquisition expenses:
Insurance	$(531)	$2,885	$6,991	$14,590
Reinsurance	3,680	3,593	5,274	5,795
Mortgage	—	—	(170)	(94)
Total	$3,149	$6,478	$12,095	$20,291
Impact on combined ratio:
Insurance	(2.1)%	(1.8)%	(2.0)%	(2.2)%
Reinsurance	(21.1)%	(20.7)%	(20.4)%	(20.4)%
Mortgage	(8.1)%	1.7%	(5.8)%	(0.5)%
Total	(8.6)%	(8.3)%	(8.2)%	(8.8)%
Impact on loss ratio:
Insurance	(2.0)%	(2.4)%	(2.3)%	(2.9)%
Reinsurance	(22.5)%	(21.8)%	(20.9)%	(20.9)%
Mortgage	(8.1)%	1.7%	(5.7)%	(0.5)%
Total	(8.9)%	(9.0)%	(8.5)%	(9.4)%
Impact on acquisition expense ratio:
Insurance	(0.1)%	0.6%	0.3%	0.7%
Reinsurance	1.4%	1.1%	0.5%	0.5%
Mortgage	—%	—%	(0.1)%	—%
Total	0.3%	0.7%	0.3%	0.6%

Estimated net losses incurred from current accident year catastrophic events (2)
Insurance	$1,888	$5,671	$19,633	$13,982
Reinsurance	13,972	14,237	35,546	42,145
Total	$15,860	$19,908	$55,179	$56,127
Impact on combined ratio:
Insurance	0.4%	1.1%	1.0%	0.7%
Reinsurance	5.3%	4.7%	3.3%	3.3%
Total	1.9%	2.3%	1.7%	1.6%

(1)	Excludes amounts related to the ‘other’ segment.

(2)
Equals estimated losses from catastrophic events occurring in the current accident year, net of reinsurance and reinstatement premiums. Amounts shown for the insurance segment are for named catastrophic events only. Amounts shown for the reinsurance segment include (i) named events with over $5 million of losses incurred by its Bermuda and Europe operations and (ii) all catastrophe losses incurred by its U.S. operations. Amounts not applicable for the mortgage segment.

Segment Information

The following section provides analysis on the Company’s 2015 fourth quarter performance by operating segment. For additional details regarding the Company’s operating segments, please refer to the Company’s Financial Supplement dated December 31, 2015. The Company’s segment information includes the use of a combined ratio excluding catastrophic activity and prior year development for the insurance segment and reinsurance segment and a combined ratio excluding prior year development for the mortgage segment. These ratios are “non-GAAP financial measures” as defined in Regulation G. See ‘Comments on Regulation G’ for further details.

Insurance Segment

	Three Months Ended December 31,
(U.S. dollars in thousands)	2015	2014	% Change

Gross premiums written	$680,617	$699,109	(2.6)
Net premiums written	451,606	483,176	(6.5)
Net premiums earned	504,525	512,770	(1.6)
Underwriting income	28,022	22,856	22.6

Underwriting Ratios			% Point Change
Loss ratio	62.2%	63.3%	(1.1)
Acquisition expense ratio	14.0%	15.8%	(1.8)
Other operating expense ratio	18.4%	16.6%	1.8
Combined ratio	94.6%	95.7%	(1.1)

Catastrophic activity and prior year development:
Current accident year catastrophic events, net of
reinsurance and reinstatement premiums	0.4%	1.1%	(0.7)
Net (favorable) adverse development in prior year loss
reserves, net of related adjustments	(2.1)%	(1.8)%	(0.3)
Combined ratio excluding catastrophic activity and prior year development	96.3%	96.4%	(0.1)

Gross premiums written by the insurance segment in the 2015 fourth quarter were 2.6% lower than in the 2014 fourth quarter while net premiums written were 6.5% lower than in the 2014 fourth quarter. Changes in foreign currency rates resulted in a decrease in net premiums written in the 2015 fourth quarter of approximately $7 million, or 1.6%, compared to the 2014 fourth quarter. The lower level of net premiums written on a constant dollar basis reflected reductions in program business, professional lines, property, energy, marine and aviation business and excess and surplus casualty, partially offset by growth in travel, accident and health business and construction and national accounts. The reduction in program business primarily reflected the non-renewal of a large program. The lower level of professional lines, property, energy, marine and aviation reflected the timing of premiums and market conditions while the decline in excess and surplus casualty reflected market conditions. Growth in travel, accident and health primarily reflected new personal accident business while the increase in construction and national accounts included new business and higher audit and endorsement premium on national accounts. Net premiums earned by the insurance segment in the 2015 fourth quarter were 1.6% lower than in the 2014 fourth quarter, and reflect changes in net premiums written over the previous five quarters.

The 2015 fourth quarter loss ratio reflected 0.4 points of current year catastrophic activity, compared to 1.1 points in the 2014 fourth quarter. Estimated net favorable development in prior year loss reserves, before related adjustments, reduced the loss ratio by 2.0 points in the 2015 fourth quarter, compared to 2.4 points in the 2014 fourth quarter. The estimated net favorable development in the 2015 fourth quarter primarily resulted from better than expected claims emergence in medium-tail and longer-tailed lines from older accident years. The balance of the change in the 2015 fourth quarter loss ratio resulted, in part, from changes in the mix of business.

The underwriting expense ratio was 32.4% in the 2015 fourth quarter, compared to 32.4% in the 2014 fourth quarter. The comparison of the underwriting expense ratios and the underlying acquisition expense and other operating expense ratios reflects an increase in the level of reinsurance ceded on a quota share basis in the 2015 fourth quarter and changes in the mix of business.

Reinsurance Segment

	Three Months Ended December 31,
(U.S. dollars in thousands)	2015	2014	% Change

Gross premiums written	$262,482	$314,604	(16.6)
Net premiums written	200,065	268,973	(25.6)
Net premiums earned	263,022	305,805	(14.0)
Other underwriting income	3,736	2,333	60.1
Underwriting income	71,022	89,902	(21.0)

Underwriting Ratios			% Point Change
Loss ratio	38.3%	38.8%	(0.5)
Acquisition expense ratio	20.2%	20.2%	—
Other operating expense ratio	15.8%	12.3%	3.5
Combined ratio	74.3%	71.3%	3.0

Catastrophic activity and prior year development:
Current accident year catastrophic events, net of
reinsurance and reinstatement premiums	5.3%	4.7%	0.6
Net (favorable) adverse development in prior year loss
reserves, net of related adjustments	(21.1)%	(20.7)%	(0.4)
Combined ratio excluding catastrophic activity and prior year development	90.1%	87.3%	2.8

Gross premiums written by the reinsurance segment in the 2015 fourth quarter were 16.6% lower than in the 2014 fourth quarter, while net premiums written were 25.6% lower than in the 2014 fourth quarter. The 2014 fourth quarter included an incoming $50.2 million non-recurring unearned premium portfolio transfer in property business from Gulf Reinsurance Limited (which was subsequently acquired in 2015). In addition, changes in foreign currency rates resulted in a decrease in net premiums written in the 2015 fourth quarter of approximately $7 million, or 3.5%, compared to the 2014 fourth quarter. The 2015 fourth quarter also reflected increased cessions to Watford Re compared to the 2014 fourth quarter. Net premiums earned in the 2015 fourth quarter were 14.0% lower than in the 2014 fourth quarter, and primarily reflect changes in net premiums written over the previous five quarters, including the mix and type of business written.

The 2015 fourth quarter loss ratio reflected 5.8 points of current year catastrophic activity, compared to 4.7 points of catastrophic activity in the 2014 fourth quarter. Estimated net favorable development in prior year loss reserves, before related adjustments, reduced the loss ratio by 22.5 points in the 2015 fourth quarter, compared to 21.8 points in the 2014 fourth quarter. The estimated net favorable development in the 2015 fourth quarter primarily resulted from better than expected claims emergence in short-tail business from more recent underwriting years and in longer-tail business across earlier underwriting years. The balance of the change in the 2015 fourth quarter loss ratio resulted, in part, from changes in mix of business.

The underwriting expense ratio was 36.0% in the 2015 fourth quarter, compared to 32.5% in the 2014 fourth quarter. The acquisition expense ratio for the 2015 fourth quarter was 20.2%, compared to 20.2% for the 2014 fourth quarter. The 2015 fourth quarter ratio reflected a higher level of ceding commissions incurred and changes in the mix and type of business, offset by a 0.7 point benefit related to a federal excise tax adjustment which resulted from a change in the application of U.S. tax rules. The operating expense ratio for the 2015 fourth quarter was 15.8%, compared to 12.3% in the 2014 fourth quarter, primarily reflecting the lower level of net premiums earned.

Mortgage Segment

	Three Months Ended December 31,
(U.S. dollars in thousands)	2015	2014	% Change

Gross premiums written	$91,787	$57,584	59.4
Net premiums written	87,127	52,687	65.4
Net premiums earned	56,736	51,029	11.2
Other underwriting income	3,461	1,870	85.1
Underwriting income	17,656	1,542	1,045.0

Underwriting Ratios			% Point Change
Loss ratio	12.8%	30.8%	(18.0)
Acquisition expense ratio	24.7%	32.9%	(8.2)
Other operating expense ratio	37.5%	36.9%	0.6
Combined ratio	75.0%	100.6%	(25.6)

Net (favorable) adverse development in prior year loss
reserves, net of related adjustments	(8.1)%	1.7%	(9.8)
Combined ratio excluding prior year development	83.1%	98.9%	(15.8)

The mortgage segment includes the results of Arch Mortgage Insurance Company (“Arch MI U.S.”) and Arch Mortgage Insurance Designated Activity Company, leading providers of mortgage insurance products and services to the U.S. and European markets, respectively. Arch MI U.S. is approved as an eligible mortgage insurer by Fannie Mae and Freddie Mac (each a government sponsored enterprise, or “GSE”). The mortgage segment also includes GSE credit risk-sharing transactions and mortgage reinsurance for the U.S. and Australian markets.

Gross premiums written by the mortgage segment in the 2015 fourth quarter were 59.4% higher than in the 2014 fourth quarter, while net premiums written were 65.4% higher than in the 2014 fourth quarter, reflecting $31.8 million of new single premium Australian mortgage reinsurance business written in the 2015 fourth quarter. In addition, net premiums written by the mortgage segment in the 2015 fourth quarter reflected growth in U.S. primary business of $6.1 million, primarily from banks and other mortgage originators, and an increase in GSE credit risk-sharing transactions. Net premiums earned for the 2015 fourth quarter were 11.2% higher than in the 2014 fourth quarter, reflecting the growth in insurance in force.

Other underwriting income, which is primarily related to certain GSE risk-sharing transactions, was $3.5 million for the 2015 fourth quarter, compared to $1.9 million for the 2014 fourth quarter, and comparable with the $3.6 million recorded in the 2015 third quarter.

The loss ratio for the 2015 fourth quarter reflected estimated net favorable development in prior year loss reserves, before related adjustments, of 8.1 points, compared to net adverse development of 1.7 points in the 2014 fourth quarter, driven primarily by lower than expected claim rates during 2015. As noted previously, the mortgage segment’s underwriting expense ratio is expected to stay at an elevated level until Arch MI U.S. reaches scale.

At December 31, 2015, the mortgage segment’s risk-in-force consisted of $6.83 billion from Arch MI U.S. and an additional $4.67 billion through the mortgage segment’s reinsurance and risk-sharing operations. Arch MI U.S. generated $2.58 billion of new insurance written (“NIW”) during the 2015 fourth quarter, of which approximately 60% was from banks and other mortgage originators. For additional information on the mortgage segment, please refer to the Company’s Financial Supplement.

Cautionary Note Regarding Forward-Looking Statements

The Private Securities Litigation Reform Act of 1995 (“PSLRA”) provides a “safe harbor” for forward-looking statements. This release or any other written or oral statements made by or on behalf of the Company may include forward-looking statements, which reflect the Company’s current views with respect to future events and financial performance. All statements other than statements of historical fact included in or incorporated by reference in this release are forward-looking statements. Forward-looking statements, for purposes of the PSLRA or otherwise, can generally be identified by the use of forward-looking terminology such as “may,” “will,” “expect,” “intend,” “estimate,” “anticipate,” “believe” or “continue” and similar statements of a future or forward-looking nature or their negative or variations or similar terminology.

Forward-looking statements involve the Company’s current assessment of risks and uncertainties. Actual events and results may differ materially from those expressed or implied in these statements. Important factors that could cause actual events or results to differ materially from those indicated in such statements are discussed below and elsewhere in this release and in the Company’s periodic reports filed with the Securities and Exchange Commission (the “SEC”), and include:

•	the Company’s ability to successfully implement its business strategy during “soft” as well as “hard” markets;

•	acceptance of the Company’s business strategy, security and financial condition by rating agencies and regulators, as well as by brokers and its insureds and reinsureds;

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the Company’s ability to maintain or improve its ratings, which may be affected by its ability to raise additional equity or debt financings, by ratings agencies’ existing or new policies and practices, as well as other factors described herein;

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general economic and market conditions (including inflation, interest rates, foreign currency exchange rates, prevailing credit terms and the depth and duration of a recession) and conditions specific to the reinsurance and insurance markets (including the length and magnitude of the current “soft” market) in which the Company operates;

•	competition, including increased competition, on the basis of pricing, capacity, coverage terms or other factors;

•	developments in the world’s financial and capital markets and the Company’s access to such markets;

•	the Company’s ability to successfully enhance, integrate and maintain operating procedures (including information technology) to effectively support its current and new business;

•	the loss of key personnel;

•	the integration of businesses the Company has acquired or may acquire into its existing operations;

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accuracy of those estimates and judgments utilized in the preparation of the Company’s financial statements, including those related to revenue recognition, insurance and other reserves, reinsurance recoverables, investment valuations, intangible assets, bad debts, income taxes, contingencies and litigation, and any determination to use the deposit method of accounting, which for a relatively new insurance and reinsurance company, like the Company, are even more difficult to make than those made in a mature company since relatively limited historical information has been reported to the Company through December 31, 2015;

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greater than expected loss ratios on business written by the Company and adverse development on claim and/or claim expense liabilities related to business written by its insurance and reinsurance subsidiaries;

•	severity and/or frequency of losses;

•	claims for natural or man-made catastrophic events in the Company’s insurance or reinsurance business could cause large losses and substantial volatility in its results of operations;

•	acts of terrorism, political unrest and other hostilities or other unforecasted and unpredictable events;

•	availability to the Company of reinsurance to manage its gross and net exposures and the cost of such reinsurance;

•	the failure of reinsurers, managing general agents, third party administrators or others to meet their obligations to the Company;

•	the timing of loss payments being faster or the receipt of reinsurance recoverables being slower than anticipated by the Company;

•	the Company’s investment performance, including legislative or regulatory developments that may adversely affect the fair value of the Company’s investments;

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the impact of the continued weakness of the U.S., European countries and other key economies, projected budget deficits for the U.S., European countries and other governments and the consequences associated with possible additional downgrades of securities of the U.S., European countries and other governments by credit rating agencies, and the resulting effect on the value of securities in the Company’s investment portfolio as well as the uncertainty in the market generally;

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losses relating to aviation business and business produced by a certain managing underwriting agency for which the Company may be liable to the purchaser of its prior reinsurance business or to others in connection with the May 5, 2000 asset sale described in the Company’s periodic reports filed with the SEC;

•	changes in accounting principles or policies or in the Company’s application of such accounting principles or policies;

•	changes in the political environment of certain countries in which the Company operates, underwrites business or invests;

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statutory or regulatory developments, including as to tax policy matters and insurance and other regulatory matters such as the adoption of proposed legislation that would affect Bermuda-headquartered companies and/or Bermuda-based insurers or reinsurers and/or changes in regulations or tax laws applicable to the Company, its subsidiaries, brokers or customers; and

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the other matters set forth under Item 1A “Risk Factors”, Item 7 “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and other sections of the Company’s Annual Report on Form 10-K, as well as the other factors set forth in the Company’s other documents on file with the SEC, and management’s response to any of the aforementioned factors.

All subsequent written and oral forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by these cautionary statements. The foregoing review of important factors should not be construed as exhaustive and should be read in conjunction with other cautionary statements that are included herein or elsewhere. The Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Comments on Regulation G

Throughout this release, the Company presents its operations in the way it believes will be the most meaningful and useful to investors, analysts, rating agencies and others who use the Company’s financial information in evaluating the performance of the Company. This presentation includes the use of after-tax operating income or loss available to Arch common shareholders, which is defined as net income available to Arch common shareholders, excluding net realized gains or losses, net impairment losses recognized in earnings, equity in net income or loss of investment funds accounted for using the equity method and net foreign exchange gains or losses, net of income taxes. The presentation of after-tax operating income or loss available to Arch common shareholders is a “non-GAAP financial measure” as defined in Regulation G. The reconciliation of such measure to net income available to Arch common shareholders (the most directly comparable GAAP financial measure) in accordance with Regulation G is included on page 2 of this release.

The Company believes that net realized gains or losses, net impairment losses recognized in earnings, equity in net income or loss of investment funds accounted for using the equity method and net foreign exchange gains or losses in any particular period are not indicative of the performance of, or trends in, the Company’s business performance. Although net realized gains or losses, net impairment losses recognized in earnings, equity in net income or loss of investment funds accounted for using the equity method and net foreign exchange gains or losses are an integral part of the Company’s operations, the decision to realize investment gains or losses, the recognition of the change in the carrying value of investments accounted for using the fair value option in net realized gains or losses, the recognition of net impairment losses, the recognition of equity in net income or loss of investment funds accounted for using the equity method and the recognition of foreign exchange gains or losses are independent of the insurance underwriting process and result, in large part, from general economic and financial market conditions. Furthermore, certain users of the Company’s financial information believe that, for many companies, the timing of the realization of investment gains or losses is largely opportunistic. In addition, net impairment losses recognized in earnings on the Company’s investments represent other-than-temporary declines in expected recovery values on securities without actual realization. The use of the equity method on certain of the Company’s investments in certain funds that invest in fixed maturity securities is driven by the ownership structure of such funds (either limited partnerships or limited liability companies). In applying the equity method, these investments are initially recorded at cost and are subsequently adjusted based on the Company’s proportionate share of the net income or loss of the funds (which include changes in the fair value of the underlying securities in the funds). This method of accounting is different from the way the Company accounts for its other fixed maturity securities and the timing of the recognition of equity in net income or loss of investment funds accounted for using the equity method may differ from gains or losses in the future upon sale or maturity of such investments. Due to these reasons, the Company excludes net realized gains or losses, net impairment losses recognized in earnings, equity in net income or loss of investment funds accounted for using the equity method and net foreign exchange gains or losses from the calculation of after-tax operating income or loss available to Arch common shareholders.

The Company believes that showing net income available to Arch common shareholders exclusive of the items referred to above reflects the underlying fundamentals of the Company’s business since the Company evaluates the performance of and manages its business to produce an underwriting profit. In addition to presenting net income available to Arch common shareholders, the Company believes that this presentation enables investors and other users of the Company’s financial information to analyze the Company’s performance in a manner similar to how the Company’s management analyzes performance. The Company also believes that this measure follows industry practice and, therefore, allows the users of the Company’s financial information to compare the Company’s performance with its industry peer group. The Company believes that the equity analysts and certain rating agencies which follow the Company and the insurance industry as a whole generally exclude these items from their analyses for the same reasons.

In addition, the Company’s segment information includes the use of a combined ratio excluding catastrophic activity and prior year development for the insurance segment and reinsurance segment and a combined ratio excluding prior year development for the mortgage segment. These ratios are “non-GAAP financial measures” as defined in Regulation G. The reconciliation of such measures to the combined ratio (the most directly comparable GAAP financial measure) in accordance with Regulation G are shown on the individual segment pages. The Company’s management utilizes the adjusted combined ratio excluding current accident year catastrophic events and favorable or adverse development in prior year loss reserves in its analysis of the core underwriting performance of each of its underwriting segments.